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                                                                    Exhibit 3.17


                              GARETH STEVENS, INC.

                   ARTICLES OF AMENDMENT TO AND RESTATEMENT OF
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                  The undersigned officers of Gareth Stevens, Inc. hereby execute these Articles of Amendment (the "Amendment") and certify that:

                  1. The name of the corporation is GARETH STEVENS, INC., a Wisconsin corporation, with its registered office in Milwaukee County, Wisconsin.

                  2. The Amended and Restated Articles of Incorporation are amended and restated in their entirety as follows, which shall supersede and take the place of the existing articles of incorporation and any amendments thereof:


                                    ARTICLE I

                                      NAME

                  The name of the corporation shall be GARETH STEVENS, INC.


                                   ARTICLE II

                               PERIOD OF EXISTENCE

                  The period of existence will be perpetual.


                                   ARTICLE III

                                     PURPOSE


                  The purpose shall be to engage in any lawful activity within the purposes for which a corporation may be organized under Chapter 180 of the Wisconsin Statutes.


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                                   ARTICLE IV

                                     SHARES

                  4.1. NUMBER OF SHARES AND CLASSES. The aggregate number of shares which the Corporation shall have authority to issue is 12,000,000 shares divided into the following classes:

                  10,000,000 of the par value $.001 per share designated as "Common Stock" and

                  2,000,000 of the par value $.10 per share designated as "Cumulative Preferred Stock."

                  Any and all such shares of Common Stock and Cumulative Preferred Stock may be issued for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors. Any and all such shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid stock and shall not be liable to any further call or assessment and the holders of such shares shall not be liable for any further payment except as otherwise provided by applicable Wisconsin statutes. The preferences, limitations and relative rights of such classes shall be as set forth herein.

                  4.2. DIRECTORS' AUTHORITY TO ESTABLISH SERIES OF CUMULATIVE PREFERRED STOCK; ESTABLISHMENT OF SERIES A CUMULATIVE PREFERRED STOCK.

                           4.2.1. The Board of Directors is authorized to divide the Cumulative Preferred Stock into series and fix and determine the relative rights and preferences of each series. Each series shall be so designated by the Board of Directors as to distinguish the shares thereof from the shares of all other series. All shares of Cumulative Preferred Stock shall be identical except as to the following relative rights and preferences, as to which the Board of Directors may establish variations between different series not inconsistent with the provisions of these Articles:

                                   (a) The rate of dividend;

                                   (b) The price and the terms and conditions
                  on which shares may be redeemed;

                                   (c) The amount payable upon shares in event
                  of voluntary or involuntary liquidation;


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                                   (d) Sinking fund provisions for the
                  redemption or purchase of shares;

                                   (e) The terms and conditions on which shares
                  may be converted into Common Stock, if the shares of any series are issued with the privilege of conversion; and

                                   (f) The voting rights.

                           4.2.2. The 400,000 shares of Cumulative Preferred Stock issued and outstanding as of the date hereof are hereby designated as Series A Cumulative Preferred Stock, which series shall have the following relative rights and preferences:

                                   (a) The dividend rate shall be three cents
                  ($.03) per annum per share.

                                   (b) (i) The Corporation has the option to
                           redeem such shares at any time after five (5) years from the date of the filing of these Amended and Restated Articles of Incorporation with the Secretary of State of Wisconsin (the "Filing Date") and prior to six (6) years from the Filing Date at a price per share equal to the greater of (A) a percentage of the appraised "going concern" value of the Corporation equal to the percentage of all outstanding Common Stock that would be represented by a share of such Series A cumulative Preferred Stock being redeemed by the Corporation as if it were converted to Common Stock immediately prior to the redemption (the "appraised value") or (B) the amount payable upon liquidation with respect to such share as described in subsection 4.2.2(c), below.

                                       (ii) Any holder of shares of Series
                           A Cumulative Preferred Stock has the option to require the Corporation to redeem such shares at any time after five (5) years from the Filing Date and prior to six (6) years from the Filing Date at a price per share equal to the appraised value.

                                       (iii) In the event any proposed
                           redemption would violate any applicable federal or state law or any agreement to which the Company is a party (A) such proposed redemption shall not be made unless and until such redemption would no longer violate applicable law or such agreement


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                           and (B) the twelve (12) month periods for redemptions
                           provided in clauses (i) and (ii), above, shall be tolled until such proposed redemption can be made pursuant to part (A), above.

                                       (iv) The appraised value shall be
                           determined by an independent qualified appraiser selected by the Corporation and agreed upon by the shareholder(s) whose stock is being redeemed or, if not agreed, then the average value of two separate appraisals, one performed by an independent qualified appraiser selected by the Corporation, and one performed by an independent qualified appraiser selected by such shareholder(s). The shareholder(s) shall bear the cost of any second appraiser selected pursuant hereto. Neither the determination of the appraised value of the Corporation nor the determination of the redemption price for the Series A Cumulative Preferred Stock shall take into account that the shares are a minority interest and may lack marketability.

                                       (v) No less than forty-five (45)
                           days before the date fixed for redemption (the "Redemption Date") written notice (the "Redemption Notice") shall be mailed, postage prepaid, to each holder of record of the Series A Cumulative Preferred Stock which is to be redeemed, at its address shown on the records of the Corporation, if redemption is being elected by the Corporation; and to the Corporation at its registered office, if redemption is being elected by such shareholders. The Redemption Notice shall contain the following information:

                                           (A) The number of shares of
                                    Series A Cumulative Preferred Stock held by such holder which shall be redeemed by the Corporation, and the total number of shares of Series A Cumulative Preferred Stock held by all holders to be so redeemed; and

                                           (B) The Redemption Date.

                                       (vi) Within ten (10) days after
                           delivery of the Redemption Notice, the Corporation shall notify the shareholder(s) of the selected appraiser and the shareholder(s) shall respond


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

                           within five (5) days thereafter whether it approves the use of such appraiser or will select its own appraiser. Written appraisal reports will be delivered to all parties at least forty-eight
                           (48) hours prior to the Redemption Date.

                                       (vii) On or before the Redemption
                           Date, each holder of shares of Series A Cumulative Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation at the registered office of the Corporation on the Redemption Date, and the applicable Redemption Price for such shares shall be paid to the order of the person whose name appears on such certificate or certificates and each surrendered certificate shall be cancelled and retired.

                                       (viii) From and after the Redemption
                           Date, no shares of Series A Cumulative Preferred Stock thereupon subject to redemption shall be entitled to any further accrual of any dividends or to the conversion privileges set forth herein.

                                   (c) In the event of a voluntary or
                  involuntary liquidation of the Corporation, the holders of shares of Series A Cumulative Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to the shareholders an amount equal to One Dollar ($1.00) per share, plus all accrued and unpaid dividends thereon.

                                   (d) Subject to adjustment as hereafter
                  provided, the holders of shares of Series A Cumulative Preferred Stock may convert each share into 1.7857625 shares of Common Stock at any time.

                                       (i) In the event the Corporation
                           shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of stock or other securities of the Corporation or in assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of Series A Cumulative Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of shares of stock or other securities or such other assets of the Corporation


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                           which such holders would have received had their
                           Series A Cumulative Preferred Stock been converted into Common Stock on the date of such event and had such holders thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined in subsection 4.2.2(d)(iv)), retained such shares of stock or other securities or such other assets receivable by such holders as aforesaid during such period, giving application to all adjustments called for during such period under this subsection 4.2.2(d) with respect to the rights of the holders of the Series A Cumulative Preferred Stock.

                                       (ii) If the Common Stock outstanding
                           prior to the conversion of the Series A Cumulative Preferred Stock shall be subdivided into a greater number of shares of Common Stock or combined into a smaller number of shares of Common Stock, then and in each such event the holders of the Series A Cumulative Preferred Stock shall have the right thereafter to convert such shares into the number of shares of Common Stock which would be held following such subdivision or combination by a holder of the number of shares of Common Stock into which such shares of Series A Cumulative Preferred Stock might have been converted immediately prior to such subdivision or combination, all subject to further adjustment as provided herein.

                                       (iii) If the Common Stock issuable
                           upon the conversion of the Series A Cumulative Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock of the Corporation, whether by reclassification or otherwise (other than a subdivision or combination of shares, stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this subsection 4.2.2(d)), then and in such event the holders of the Series A Cumulative Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Cumulative Preferred Stock might have been converted immediately prior to


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

                           such reclassification or change, all subject to further adjustment as provided herein.

                                       (iv) If at any time or from time to
                           time there shall be a capital reorganization involving the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this subsection 4.2.2(d)) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, provision shall be made so that the holders of the Series A Cumulative Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Cumulative Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which the holders of Common Stock issuable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale.

                                       (v) To exercise its conversion
                           privilege, a holder of Series A Cumulative Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at such office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series A Cumulative Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series A Cumulative Preferred Stock being converted, shall be the "Conversion Date." As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series A Cumulative Preferred Stock being converted, or on its written order, such certificate or certificates as it may


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

                           request for the number of shares of Common Stock issuable upon the conversion of such shares of Series A Cumulative Preferred Stock in accordance with the provisions of this subsection 4.2.2(d) and, except as hereafter provided, cash in the amount of all accrued and unpaid dividends on such shares of Series A Cumulative Preferred Stock, whether or not earned or declared, up to and including the Conversion Date. Notwithstanding the above, in the event any applicable federal or state law or any agreement to which the Corporation is a party, prohibits the payment of accrued and unpaid dividends at the time of conversion, payment of such dividends shall be deferred until payment is allowed in accordance with such law or agreement.

                                       (vi) In the event some but not all
                           of the shares of Series A Cumulative Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Cumulative Preferred Stock which were not converted.

                                       (vii) The Corporation shall at all
                           times reserve out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Cumulative Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to the effect the conversion of all outstanding shares of the Series A Cumulative Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Cumulative Preferred Stock, the Corporation shall amend these Amended and Restated Articles of Incorporation to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                                   (e) The holders of shares of Series A
                  Cumulative Preferred Stock shall be entitled to such number of votes that are equal to the largest number of


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                  whole shares of Common Stock into which such holder's shares could be converted.

                  4.3  DIVIDENDS AND DISTRIBUTIONS.

                           4.3.1. The Cumulative Preferred Stock shall entitle the holder thereof to receive when and as declared at any time by the Board of Directors annual dividends on or before the last day of June of each year. Such dividends shall be payable out of net profits of the Corporation or out of any surplus applicable to the payment of such dividends. The dividends on the Cumulative Preferred Stock shall be cumulative so that if at any time the full amount of dividends accrued and in arrears on the Cumulative Preferred Stock shall not be paid, the deficiency shall be payable without interest before any dividends (other than dividends paid in Common Stock) or other distributions shall be made or set apart on the Common Stock. Dividends on Cumulative Preferred Stock shall accrue on each share from the date on which such share is issued. Whenever all dividends accrued and in arrears on the Cumulative Preferred Stock shall have been declared and shall have been paid or set apart, the Board of Directors may declare dividends on Common Stock out of the remaining net profits of the Corporation or out of surplus applicable to the payment of such dividends. Any dividend paid upon the Cumulative Preferred Stock at the time when any accrued dividends for any prior period are delinquent shall be expressly declared and designated as a dividend in whole or partial payment of the accrued dividend for the earliest period for which dividends are then delinquent, and each shareholder to whom such payment is made shall be so advised.

                           4.3.2. The rate of the dividends to be paid to holders of Cumulative Preferred Stock of all series shall be as follows: With respect to Series A Cumulative Preferred Stock at the rate provided for in subsection 4.2.2(a), above; or with respect to series not yet established at a rate to be stated in the resolution or resolutions of the Board of Directors providing for the issuance thereof.

                           4.3.3. All dividends on Cumulative Preferred Stock shall be without priority as between series, and shall be paid or set apart before any dividends or other distributions shall be paid or set apart for Common Stock; PROVIDED, HOWEVER, that dividends may be declared and paid in Common Stock prior to dividends on the Cumulative Preferred Stock being paid or set apart. Any dividends paid upon the Cumulative Preferred Stock in any amount less than full cumulative dividends accrued and in arrears upon all


                                        9

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         Cumulative Preferred Stock outstanding shall, if more than one series be outstanding, be distributed among the different series in proportion to the aggregate amounts which would be distributable to the Cumulative Preferred Stock of each series if full cumulative dividends were declared and paid thereon.

                           4.3.4. In the event the proposed payment of any dividend, whether on Cumulative Preferred Stock or Common Stock, would violate any applicable federal or state law, such proposed dividend payment shall not be made unless and until such payment would no longer violate applicable law.

                  4.4. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of all series of Cumulative Preferred Stock shall be entitled to receive out of the assets of the Corporation in full the fixed voluntary liquidation or involuntary liquidation amount thereof, whichever is applicable, plus accrued dividends thereon, all as fixed or provided for in subsection 4.2.2(c), above, with respect to the Series A Cumulative Preferred Stock or, with respect to series not yet established, in the resolution or resolutions providing for the issuance thereof, all before any amount shall be paid to the holders of Common Stock. If upon the voluntary or involuntary liquidation or winding-up of the Corporation the assets of the Corporation shall be insufficient to pay the holders of all series of the Cumulative Preferred Stock the entire amounts to which they may be entitled, the assets of the Corporation shall, if more than one series be outstanding, be distributed among the different series in proportion to the aggregate amounts which would be distributable to the Cumulative Preferred Stock of each series if sufficient assets were available. The holders of Cumulative Preferred Stock shall not otherwise be entitled to participate in any distribution of assets of the Corporation, which shall be divided or distributed among the holders of Common Stock, and shall have no further rights of conversion. Whenever the distribution provided for herein shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation. No consolidation or merger of the Corporation with or into another corporation or corporations and no sale by the Corporation of all or substantially all of its assets shall be deemed a liquidation or winding up of the Corporation.

                  4.5.  VOTING RIGHTS.

                           4.5.1. Except as hereinafter in this Section 4.5 expressly provided and as provided by the Wisconsin Business


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         Corporation Law, the holders of Cumulative Preferred Stock shall, together with the holders of Common Stock (neither the Cumulative Preferred Stock nor the Common Stock voting as a class) possess full voting rights for the election of directors and for other purposes. Holders of Common Stock shall be entitled to one (1) vote for each share held. Holders of Cumulative Preferred Stock of all series shall be entitled to such number of votes per share as are provided for in
         Section 4.2.2(e), above, with respect to the Series A Cumulative Preferred Stock or, with respect to series not yet established as shall be stated in the resolution or resolutions of the Board of Directors providing for the issuance thereof.

                           4.5.2. So long as any shares of Cumulative Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote as provided by law of the holders of at least two-thirds (2/3) of the outstanding shares of Cumulative Preferred Stock, voting as a class,

                                   (a) create or authorize any class of stock
                  ranking either as to the payment of dividends or distribution of assets prior to or on parity with the Cumulative Preferred Stock or increase the number of authorized shares of Cumulative Preferred Stock;

                                   (b) change the preferences, limitations or
                  relative rights with respect to any series of the outstanding Cumulative Preferred Stock so as to materially and adversely alter in any respect the rights of the holders thereof.

                  4.6. ACQUISITION OF SHARES. The Corporation shall have the right to purchase, take, receive or otherwise acquire its own shares in accordance with applicable law regardless of the availability of unreserved and unrestricted earned surplus and without earned surplus being restricted thereby. Except as hereinafter expressly provided with respect to the Series A Cumulative Preferred Stock, shares of Cumulative Preferred Stock so acquired, as well as the shares of Cumulative Preferred Stock acquired upon redemption or conversion of Cumulative Preferred Stock, shall become authorized and unissued shares of Cumulative Preferred Stock which may be designated as shares of any series. No share or shares of Series A Cumulative Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation shall from time to time amend these Articles to reduce the


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authorized number of shares of the Cumulative Preferred Stock accordingly.

                  4.7. NO NONVOTING SECURITIES. The Corporation shall not authorize the issuance of any nonvoting equity securities.


                                    ARTICLE V

                                PREEMPTIVE RIGHTS

                  Each holder of any stock of the Corporation shall have preemptive rights to acquire, upon the same terms and conditions as such shares are proposed to be acquired by others, unissued shares of Common Stock or securities convertible into such shares or carrying a right to subscribe to or acquire such shares, including, but not limited to, the right to acquire such shares or securities issued to directors, officers or employees, or to acquire such shares or securities issued for other than cash consideration, or to acquire treasury shares. Each holder of Cumulative Preferred Stock shall be entitled to such preemptive rights to the same extent as a holder of the number of shares of Common Stock into which such shares of Cumulative Preferred Stock might have been converted immediately prior to the exercise of such preemptive rights.


                                   ARTICLE VI

                           REGISTERED OFFICE AND AGENT

                  The address of the registered office of the Corporation is 1555 North RiverCenter Drive, Suite 201, Milwaukee, Wisconsin 53212, and the name of the registered agent of the Corporation at such address is Gareth M. Stevens.

                  3. This Amendment and Restatement was approved by the United States Bankruptcy Court, Eastern District of Wisconsin (the "Court") on November 30, 1992, pursuant to the Court's Order Confirming Plan
(the "Order").

                  4. The Order was entered in the reorganization proceeding captioned IN RE GARETH STEVENS, INC., Case No. 91-07849-CNC.

                  5. The Court has jurisdiction of the above-captioned proceeding pursuant to 28 U.S.C. Section 1334.


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

                  6. The effective date of this Amendment is the Confirmation Date (as such term is defined in the Debtor's Plan of Reorganization confirmed pursuant to the Court's Order) and this Amendment shall be filed as of such date.


                                           ---------------------------------
                                           Gareth M. Stevens, President

[Corporate Seal]

                                           ---------------------------------
                                           David C. Miller, Secretary


STATE OF WISCONSIN  )
                    ) SS
COUNTY OF MILWAUKEE )

                  Personally appeared before me this ____ day of December, 1992, the above-named Gareth M. Stevens and David C. Miller, to me known to be the President and Secretary, respectively, of GARETH STEVENS, INC., who subscribed their names to the foregoing instrument and acknowledged that they executed the same for the purposes therein contained.

                  IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                       ---------------------------------
                                       Notary Public, State of Wisconsin
                                       My commission:
                                                     -------------------


This instrument was drafted by
and should be returned to:

Kristin A. Roeper, Esq.
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin  53202


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